Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:             John Hulbert, Investors, (612) 761-6627

Eric Hausman, Financial Media, (612) 761-2054

Target Media Hotline, (612) 696-3400

Target Corporation Announces Tender Offers for
Certain Outstanding Notes

MINNEAPOLIS (June 17, 2014) — Target Corporation (“Target”) (NYSE: TGT) today announced that it has commenced tender offers to purchase for cash the six series of Notes or Debentures listed in the table below (collectively, the “Notes” and each a “series” of Notes).

Up to $1,000,000,000 Aggregate Purchase Price of the Outstanding Notes Listed Below

Title of Notes	CUSIP Number	Principal Amount Outstanding	Acceptance Priority Level	Fixed Spread (Basis Points)	U.S. Treasury Reference Security	Bloomberg Reference Page	Early Tender Payment(1)	Hypothetical Total Consideration(2)

7.000% Notes due 2038	87612EAU0	$1,489,254,000	1	+95 bps	3.625% due February 15, 2044	FIT1	$30	$1,386.84
6.500% Notes due 2037	87612EAR7	$1,250,000,000	2	+95 bps	3.625% due February 15, 2044	FIT1	$30	$1,311.71
6.35% Debentures due 2032	87612EAK2	$550,000,000	3	+75 bps	3.625% due February 15, 2044	FIT1	$30	$1,279.36
7.00% Debentures due 2031	87612EAF3	$218,332,000	4	+75 bps	3.625% due February 15, 2044	FIT1	$30	$1,344.50
6.65% Debentures due 2028	239753DL7	$115,827,000	5	+140 bps	2.500% due May 15, 2024	FIT1	$30	$1,281.33
6.75% Debentures due 2028	239753DJ2	$135,479,000	6	+135 bps	2.500% due May 15, 2024	FIT1	$30	$1,288.88

(1)          Per $1,000 principal amount of Notes.

(2)          The hypothetical Total Consideration (as defined below) for Notes validly tendered at or prior to the Early Tender Date (as defined below) and accepted for purchase is calculated using the applicable fixed spread and is inclusive of the Early Tender Payment (as defined below).

The tender offers consist of offers to purchase up to the Maximum Payment Amount (as defined below) of the six series of Notes listed in the table above (the “Tender Offers”) on the terms set forth in the offer to purchase and related letter of transmittal, each dated June 17, 2014 (as they may be amended or supplemented, the “Tender Offer Documents”). Target refers investors to the Tender Offer Documents for the complete terms of the Tender Offers.

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The “Maximum Payment Amount” is $1,000,000,000.  The Total Consideration and Late Tender Offer Consideration (as defined below) paid in connection with the Tender Offers will not exceed the Maximum Payment Amount.  If any Notes are validly tendered such that the applicable Total Consideration and Late Tender Offer Consideration payable for such Notes exceed the Maximum Payment Amount, the Notes will be purchased in accordance with the acceptance priority levels set forth in the table above (the “Acceptance Priority Levels”).  All Notes of a series having a higher Acceptance Priority Level will be accepted for purchase before any tendered Notes having a lower Acceptance Priority Level are accepted.  If there are sufficient remaining funds to purchase some, but not all, of the Notes of a series, the amount of such Notes purchased will be on a prorated basis as described more fully in the Tender Offer Documents.  Target may increase or decrease the Maximum Payment Amount in its sole discretion.

The Tender Offers will expire at 11:59 p.m., New York City time, on July 15, 2014, unless extended or earlier terminated (such date and time, as the same may be extended, the “Expiration Date”). Holders of Notes must validly tender and not validly withdraw their Notes at or prior to 5:00 p.m., New York City time, on June 30, 2014, unless extended or earlier terminated (such date and time, as the same may be extended, the “Early Tender Date”) to be eligible to receive the applicable Total Consideration, as calculated using the fixed spread for each series of Notes set forth in the table above, which is inclusive of an amount in cash equal to the amounts set forth in the table above under the heading “Early Tender Payment” (the “Early Tender Payment”).

Holders of Notes who validly tender their Notes after the Early Tender Date, but at or prior to the Expiration Date, will be eligible only to receive an amount equal to the applicable Total Consideration minus the Early Tender Payment (the “Late Tender Offer Consideration”).

Notes may be validly withdrawn at any time at or prior to 5:00 p.m., New York City time, on June 30, 2014 unless such date and time is extended or earlier terminated by Target, but not thereafter.

The “Total Consideration” for each $1,000 principal amount of Notes validly tendered and accepted for purchase pursuant to the Tender Offers will be determined in the manner described in the Tender Offer Documents by reference to the fixed spread specified for each series plus the yield based on the bid-side price of the U.S. Treasury Security specified in the table above at 2:00 p.m., New York City time, on July 1, 2014, unless extended or earlier terminated.  Holders will also receive accrued and unpaid interest on Notes validly tendered and

Target Announces Tender Offers for Certain Outstanding Notes – Page 3 of 4

accepted for purchase from the last interest payment date up to, but not including, the date Target makes payment in same-day funds for such Notes, which date is anticipated to be July 16, 2014.

Only registered holders of Notes are entitled to tender Notes.  A beneficial owner of Notes that are held of record by a custodian bank, broker, dealer, commercial bank, trust company or other nominee must contact the nominee and request that such nominee tender such Notes on the beneficial owner’s behalf at or prior to the Early Tender Date in order to receive the applicable Total Consideration or after the Early Tender Date, but at or prior to the Expiration Date, in order to receive the applicable Late Tender Offer Consideration.

Concurrently with the commencement of the Tender Offers, Target intends to offer and sell new notes through an underwritten public offering (the “Notes Offering”).  Target expects to use the net cash proceeds from the Notes Offering to pay for Notes tendered in the Tender Offers and for general corporate purposes.  Notwithstanding any other provision of the Tender Offers, Target’s obligation to accept for purchase, and to pay for, any Notes validly tendered, and not validly withdrawn, pursuant to the Tender Offers is conditioned on the Notes Offering having been completed on terms and having resulted in the receipt of funds, in each case, reasonably satisfactory to Target at least five business days prior to the Expiration Date (the “Financing Condition”).  The Tender Offers are subject to the satisfaction or waiver of the Financing Condition and the other conditions specified in the Tender Offer Documents.

Information Relating to the Tender Offers

The Tender Offer Documents are being distributed to holders beginning today.  Barclays Capital Inc., BofA Merrill Lynch and Citigroup Global Markets Inc. are the dealer managers for the Tender Offers.  Investors with questions regarding the Tender Offers may contact Barclays Capital Inc. at (800) 438-3242 (toll-free) or (212) 528-7581 (collect), BofA Merrill Lynch at (888) 292-0070 (toll-free) or (980) 387-3907 (collect) or Citigroup Global Markets Inc. at (800) 558-3745 (toll-free) or (212) 723-6106 (collect).  Global Bondholder Services Corporation is the tender and information agent for the Tender Offers and can be contacted at (866) 807-2200 (toll-free) or (212) 430-3774 (collect).

None of Target or its affiliates, their respective boards of directors, the dealer managers, the tender and information agent or the trustee is making any recommendation as to whether holders should tender any Notes in response to any of the Tender Offers, and neither Target nor any such other person has authorized any person to make any such recommendation. Holders

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must make their own decision as to whether to tender any of their Notes, and, if so, the principal amount of Notes to tender.

This press release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any of the Notes.  The full details of the Tender Offers for the Notes, including complete instructions on how to tender Notes, are included in the Tender Offer Documents.  Holders are strongly encouraged to read carefully the Tender Offer Documents, including materials filed with the Securities and Exchange Commission and incorporated by reference therein, because they will contain important information.

Holders may obtain a copy of the Tender Offer Documents, free of charge, from Global Bondholder Services Corporation, the tender and information agent in connection with the Tender Offers, by calling toll-free at (866) 807-2200 (bankers and brokers can call collect at (212) 430-3774).  Holders are urged to carefully read these materials prior to making any decisions with respect to the Tender Offers.

About Target

Minneapolis-based Target Corporation (NYSE: TGT) serves guests at 1,916 stores—1,789 in the United States and 127 in Canada—and at Target.com.  Since 1946, Target has given 5 percent of its profit through community grants and programs; today, that giving equals more than $4 million a week.  For more information about Target’s commitment to corporate responsibility, visit target.com/corporateresponsibility.

For more information, visit Target.com/Pressroom.

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